DR PEPPER SNAPPLE GROUP TO RE-CONFIRM GUIDANCE AT BARCLAYS CAPITAL BACK-TO-SCHOOL CONSUMER
CONFERENCE

PLANO, Texas – Sept. 9, 2009 – Today at the Barclays Capital Back-To-School Consumer Conference in Boston, Larry Young, DPS president and CEO, will re-confirm the company’s full-year 2009 guidance.

The company continues to expect:

•	Net sales, as adjusted, to be up 2% to 4%;

•	Earnings per share, excluding certain items, to be $1.88 to $1.96;

•	Net capital spending to be approximately 5% of net sales; and,

•	Repayment of debt obligations to be at least $475 million.

Full Year 2009 Net Sales Guidance	Percentage Growth
Reported net sales ......................................................	(2)% to (4)%
Impact of loss of Hansen product distribution	4%
Impact of foreign currency	2%
Comparable currency neutral net sales ..............................	2% to 4%
Full Year 2009 Guidance	2009

2009 full-year guidance EPS ........................................	$2.03 to $2.11
Net gain on Hansen contract termination payment and sale of certain distribution rights	$0.15

2009 full-year guidance EPS excluding certain items ..........	$1.88 to $1.96

About Dr Pepper Snapple Group

Dr Pepper Snapple Group, Inc. (NYSE: DPS) is the leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have 6 of the top 10 non-cola soft drinks, and 9 of our 12 “power brands” are No. 1 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes Sunkist soda, 7UP, A&W, Canada Dry, Crush, Mott’s, Squirt, Hawaiian Punch, Peñafiel, Clamato, Schweppes, Venom Energy, Rose’s and Mr & Mrs T mixers. To learn more about our iconic brands and Plano, Texas-based company, please visit www.drpeppersnapple.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about future events, future financial performance, plans, strategies, expectations, prospects, competitive environment, regulation, and cost and availability of raw materials. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions. These forward-looking statements have been based on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008 and our other filings with the Securities and Exchange Commission. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable securities laws.

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Media Contacts:
Tina Barry Greg Artkop	(972) 673-7931 (972) 673-8470
Investor Relations Aly Noormohamed	(972) 673-6050